Exhibit 5.1
September 21, 2007
Penford Corporation
7094 S. Revere Parkway
Centennial, CO 80112

Re:	Penford Corporation Registration Statement on Form S-3
To the Board of Directors:
     We have acted as counsel to Penford Corporation, a Washington corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (file no. 333-144996)(as it may be amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), by the Company, for the registration of the sale from time to time of up to $100,000,000 aggregate offering price of securities (“Securities”) consisting of: (i) shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”); (ii) shares of the Company’s preferred stock, $1.00 par value per share (the “Preferred Stock”), which may be convertible preferred stock (the “Convertible Preferred Stock”); and (iii) debt securities of the Company (the “Debt Securities”), which may be either senior or subordinated debt securities or convertible debt securities (the “Convertible Debt Securities”).
     The Securities will be sold or delivered from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).
     For purposes of this opinion, we have examined and relied upon such documents, agreements, certificates, and other instruments as we have deemed necessary.
     Based on and subject to the foregoing, we are of the opinion that:
1.	When both (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to approve the terms of the offering and issuance of the shares of Common Stock and related matters and (b) when certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board or (ii) upon conversion or exercise of any Convertible Preferred Stock or Convertible Debt Security which is convertible into Common Stock, in accordance with the terms of the instrument governing such Convertible Preferred Stock or Convertible Debt Security (including the payment of the consideration required by such instrument, if any), then such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	When (a) the terms of any particular series of Preferred Stock have been established in accordance with the Company’s articles of incorporation and the resolutions of the Board authorizing the issuance and sale of Preferred Stock, (b) articles of amendment conforming to the Washington Business Corporation Act regarding the Preferred Stock have been filed with the Secretary of State of the State of Washington and (c) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board, or (ii) upon conversion or exercise of any Convertible Debt Security which is convertible into Preferred Stock, in accordance with the terms of the instrument governing such Convertible Debt Security (including the payment of the consideration required by such instrument, if any), then such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.	When (a) the Company has duly authorized, executed and delivered to the debt trustee (“Debt Trustee”) an indenture (“Indenture”) which is enforceable against the Company, (b) the Debt Trustee thereunder is qualified to act as Trustee under such Indenture and the Company has filed an appropriate Form T-1 for the Debt Trustee with the Commission, (c) such Debt Trustee has duly authorized, executed and delivered to the Company such Indenture, (d) such Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (e) the Board has taken all necessary corporate action to authorize and approve the terms of the Debt Securities to be issued pursuant to such Indenture, and the offering and issuance thereof, and (f) such Debt Securities have been duly executed by the Company and authenticated by such Debt Trustee in accordance with such Indenture and delivered to and paid for by the purchasers thereof in accordance with such Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Board, such Debt Securities will be validly issued and will be entitled to the benefits of such Indenture.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus made part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very truly yours,
/s/ PERKINS COIE LLP

PERKINS COIE LLP